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                                                                    Exhibit 99.1

NEWS RELEASE


                SONUS PHARMACEUTICALS REFOCUSES ON DRUG DELIVERY

                              AND BLOOD SUBSTITUTES


            Company Concurrently Announces Withdrawal of EchoGen NDA


BOTHELL, WASHINGTON, OCTOBER 12, 2000--SONUS Pharmaceuticals, Inc. (Nasdaq:SNUS) announced today a strategic decision to refocus the Company on the development of its drug delivery and blood substitute products. At the same time, SONUS has withdrawn the NDA (New Drug Application) and discontinued clinical activity for its ultrasound contrast product, EchoGen(R). These decisions are based on several factors, including recent discussions with the U.S. Food and Drug Administration (FDA) that revealed that a significant amount of additional work would need to be done to get EchoGen approved in the U.S.

"We are disappointed that we were unable to get EchoGen approved in the U.S., but we believe that the decision to refocus is a sound one based on an assessment of the potential returns of our drug delivery and blood substitute opportunities versus the cost and limited opportunity of an echocardiography ultrasound contrast product," said Michael A. Martino, SONUS President and CEO. "We believe that this refocus strategy is a better investment of our resources and is the right decision in our efforts to enhance the value of the Company for our shareholders."

In drug delivery, SONUS is using its TOCOSOL(TM) emulsion technology to formulate therapeutic drugs that are highly insoluble in water to deliver them with less toxicity and in a more convenient method of administration to the patient. The Company's first drug delivery product under development, S-8184, is an injectable paclitaxel emulsion formulation for the treatment of breast, ovarian and lung cancer. SONUS recently filed an IND (Investigational New Drug Application) in the United States for S-8184 and plans to begin Phase 1 human clinical trials early in 2001.

The Company's blood substitute product, S-9156, is being developed as an oxygen carrier for use in a variety of situations, including emergency trauma settings, where blood typing and cross-matching are now very time-consuming, and in surgeries where there is high blood loss, for which patients now have to bank their own blood in advance of surgeries. In March 2000, SONUS signed a research agreement with The State University of New York at Buffalo (SUNY/UB) for development of an oxygen delivery product using SONUS' proprietary perfluorocarbon-based emulsion technology. Early non-clinical studies from SUNY/UB indicate that SONUS' blood substitute product can deliver oxygen more efficiently than alternative products under development. The Company plans to complete pre-clinical studies with its blood substitute product in early 2001 and then file an IND.


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"We are encouraged and excited by the progress that we have made in our drug delivery and blood substitute programs, and we believe that these areas hold great promise for SONUS," said Mr. Martino. "We ended the quarter with $15 million in cash, and we believe that this, coupled with a restructuring plan that will be implemented in the fourth quarter, will ensure that we have the financial resources for the next 18 to 24 months to meet our objectives under this refocus strategy."

The Company will hold a conference call today, Thursday, October 12, 2000, at 1:30 P.M. PDT, 4:30 P.M. EDT, to discuss its strategic refocus. The call will be broadcast live on the SONUS web site at www.sonuspharma.com. The conference call will also be archived on the Company's web site for approximately 30 days after the live call. News releases and other corporate information are available on SONUS' web site, and the Company's news releases may be obtained via fax by calling 800-758-5804, Ext. 108377.

Contact: Pamela Dull, SONUS Pharmaceuticals, Inc., (425) 487-9500.

Certain of the statements made in this news release are forward-looking such as those, among others, relating to the development of drug delivery and blood substitute products, the strength of the Company's technology, and the Company's future success. As discussed in the Company's annual report on Form 10-K filed February 29, 2000, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: future SONUS products will require extensive clinical testing and approval by regulatory authorities, which approvals may never occur or may be subject to certain regulatory requirements; there can be no assurance that the Company will be able to successfully develop drug delivery and blood substitute products; further, there can be no assurance that SONUS will initiate Phase 1 clinical trials for S-8184 or complete pre-clinical trials and initiate human clinical trials with its blood substitute product; the Company's results from operations have varied and will continue to vary from quarter to quarter and will depend upon, among other factors, timing and cost of clinical trials planned by SONUS and receipt of collaborative partner payments if any; there can be no assurance that the company will receive any future collaborative partner payments or that its cash requirements will be met by any such payments; and the Company may seek external financing through available means, which may include debt and/or equity financing or the licensing or sale of proprietary or marketing rights, and there can be no assurance that financing will be available on acceptable terms, if at all.

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